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                                                                     EXHIBIT 5.1

                             HOGAN & HARTSON L.L.P.
                                 COLUMBIA SQUARE
                           555 THIRTEENTH STREET, N.W.
                           WASHINGTON, D.C. 20004-1109
                               TEL (202) 637-5600
                               FAX (202) 637-5910


                                January 25, 2002



Board of Directors
New Plan Excel Realty Trust, Inc.
1120 Avenue of the Americas, 12th Floor
New York, New York  10036

Gentlemen:

        We are acting as counsel to New Plan Excel Realty Trust, Inc., a Maryland corporation (the "Company"), in connection with its registration statement on Form S-3 (File No. 333-67511) (the "Registration Statement") previously declared effective by the Securities and Exchange Commission (the "Commission") relating to the proposed public offering and sale by the Company of its securities from time to time as set forth in the prospectus (the "Prospectus") which forms a part of the Registration Statement, and as set forth in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the proposed sale of up to 6,900,000 shares of common stock, par value $.01 per share, of the Company (the "Shares"), as described in the prospectus supplement dated January 23, 2002 and filed with the Commission under Rule 424(b)(5) (the "Prospectus Supplement"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of the following documents:

        1.      An executed copy of the Registration Statement.

        2. An executed copy of the Underwriting Agreement (the "Underwriting Agreement"), dated January 23, 2002, by and among the Company, Salomon Smith Barney Inc., Legg Mason Wood Walker Incorporated and McDonald Investments Inc.

        3. The charter of the Company, as certified by the Maryland State Department of Assessments and Taxation on January 17, 2002 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

        4. The bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

        5. Resolutions of the Board of Directors of the Company adopted at a special meeting held on January 11, 2002, and resolutions of the Pricing Committee




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                of the Board of Directors adopted at a special telephonic
                meeting held on January 23, 2002 (together, the "Resolutions"), each as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of the Shares and arrangements in connection therewith.

        In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limits contained in the Company's charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term "Maryland General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

        Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance of the Shares pursuant to the terms of the Underwriting Agreement, and (ii) receipt by the Company of the consideration for the Shares specified in the Resolutions, the Shares will be validly issued, fully paid and nonassessable.

        This opinion letter has been prepared for your use in connection with the proposed sale of the Shares and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company on the date hereof and to the reference to this firm under the captions "Legal Matters" in the Prospectus and Prospectus Supplement, each of which constitutes a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.



                                               Very truly yours,


                                               /s/ HOGAN & HARTSON L.L.P.
                                               HOGAN & HARTSON L.L.P.